Exhibit 99.1


               [LETTERHEAD OF THE FIRST NATIONAL BANK OF IPSWICH]


FOR IMMEDIATE RELEASE:
January 24, 2007
                                                        Contact: Russell G. Cole
                                                               President and CEO
                                                                    978-356-8157
                                                               Timothy L. Felter
                               Senior Vice President and Chief Financial Officer
                                              The First National Bank of Ipswich
                                                                    978-356-8257

         First Ipswich Bancorp Reports Profitable Fourth Quarter in 2006

          Community Bank Makes Positive Progress with Strategic Refocus

Ipswich, MA - First Ipswich Bancorp (OTC:FIWC), the Bank Holding Company for The First National Bank of Ipswich (FNBI), announced a profitable fourth quarter at the end of 2006. Net income for the fourth quarter 2006 was $302,000 versus a loss of $329,000 for the same quarter of 2005. FNBI reported basic and diluted earnings of $0.14 per share for the quarter ended December 31, 2006 vs. a loss of $0.15 per share for the quarter ending December 31, 2005.

In remarking on FNBI's improving financial results, Russ Cole, President and CEO, stated, "We are very pleased by our 2006 fourth quarter earnings. With the support and dedication of senior management and staff, we have put the Bank in a strong position for the future. We remain committed to a disciplined and focused approach and our latest financial results indicate that we're on the right path.," commented Mr. Cole. "Our continued dedication to personally meeting the needs of our customers remains the key to our success in a competitive marketplace."

Tim Felter, Senior Vice President and Chief Financial Officer, stated, "We've undertaken a number of strategic moves that have had a positive impact on the latest financial reports and the prospects for future earnings. We are pleased with the continued favorable trend of the Company's core earnings."

The Company reported net interest income of $2.76 million for the fourth quarter of 2006 as compared to $2.84 million in the same quarter of 2005 despite continued industry-wide pressure on net interest income. As part of their strategic repositioning, the Company reported a decrease of total assets from $394.4 million at December 31, 2005 to $332.8 million at December 31, 2006. During the twelve months ended December 31, 2006, total loans increased slightly to $236.7 million from $236.4 million. Deposits increased by $10.0 million during 2006 to a total of $268.9 million as of December 31, 2006.

Due to a number of one-time restructuring charges associated with the strategic refocus of the Bank in recent months, the Company reported a net loss of $1.2 million for the twelve months ended December 31, 2006 compared to a loss of $45,000 for the year ended December 31, 2005.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Word such as "intends," "believes," "expects," "may," "will," "should," "contemplates," or "anticipates" may indicate forward-looking statements.

Investors should be cautious in relying on such statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements.

These factors include, but are not limited to, statements regarding new business strategies, the Bank's ability to comply with regulatory requirements, and those set forth in our most recent annual report on Form 10-KSB and quarterly report on 10-QSB, and other factors detailed from time to time in our filings wit the Securities and Exchange Commission (SEC). The Company undertakes no obligation to update publicly any forward-looking statement, whether as the result of new information, future events, or otherwise. For further information, please refer to the reports and filings of the Company with the SEC.


                                           ###